UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 27, 2007 (June 20, 2007)

U.S. ENERGY CORP.
(Exact Name of Company as Specified in its Charter)

Wyoming	0-6814	83-0205516
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation or organization)		Identification No.)

Glen L. Larsen Building
877 North 8th West Riverton, WY		82501
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (307) 856-9271

Not Applicable
Former Name, Former Address or Former Fiscal Year,, If Changed From Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

 ☐   Written communications pursuant to Rule 425 under the Securities Act
 ☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act
 ☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
 ☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 1:  Registrant’s Business and Operations

Item 1.01.  Entry into Material Definitive Agreements

-      Modifications of Compensation Plans

On June 22, 2007, the shareholders of U.S. Energy Corp. (the “company”) approved four amendments to existing compensation plans:

(a)
The term of the 2001 Stock Compensation Plan (the “2001 SCP”) has been extended 10 years, and now will expire at the annual shareholder meeting in 2018.  In addition, the number of shares issuable each quarter under the 2001 SCP has been increased, from 2,500 shares for each of the five executive officers, to 5,000 shares, each quarter, for each of the five executive officers.  The executives will continue to be unable to sell previously received and to-be-received shares while in company service; and the company will continue to pay the income taxes which each executive  will owe upon each receipt of his shares.  The increased number of shares will be issued beginning with the third quarter 2007.  Voting on this matter was:

	Votes For	Votes Against	Abstain
Amendment of 2001 Stock Compensation Plan	6,252,152	1,170,157	163,317

(b)
The 2001 Incentive Stock Option Plan was amended to increase the number of shares issuable on exercise of options, from the current 20% of outstanding shares, up to 25% of outstanding shares.  Voting on this matter was:

	Votes For	Votes Against	Abstain
Amendment of 2001 Incentive Stock Option Plan	6,353,405	1,089,542	142,679

(c)
The Forfeitable Stock Compensation Plan was amended to allow release of the forfeitable shares to employees and directors prior to termination of service.  In addition, (i) this plan was amended to provide that the company will pay the income taxes which will be owed by the recipients when the forfeitable shares are released; and (ii) the shareholders ratified the company’s prior reimbursement of taxes already paid by the company on behalf of a retired officer (Daniel P. Svilar), and on behalf of the estate of a former officer and director (John L. Larsen), when the forfeitable shares issued in those persons’ names were released to Mr. Svilar, and to the Estate of John L. Larsen.  The officers of the company who hold forfeitable shares will execute lockup agreements by which each will agree not to sell the shares, after release to them, while in company service.

	Votes For	Votes Against	Abstain
Amendment of Forfeitable Stock Compensation Plan	6,174,604	1,267,798	143,224

(d)
The 1998 Incentive Stock Option Plan (the “1998 ISOP,” which expires in September 2008) was amended to allow the company to pay the income taxes which would be owed by the officers and directors in service, and by a retired officer (Mr. Svilar) and by the estate of a former officer and director (John L. Larsen), upon exercise by such persons of the certain non-qualified stock options which expire in September 2008.  The current officers of the company who do exercise these non-qualified stock options will, as a condition of the company issuing shares on such exercise, execute lockup agreements by which each will agree not to sell such shares while in company service.

	Votes For	Votes Against	Abstain
Amendment of 1998 Incentive Stock Option Plan	5,591,645	1,903,951	90,030

-	Other Matters Voted Upon

The shareholders also voted on two additional items:

(e)	Election of directors:

Name of Director	Votes For	Abstain
Mark J. Larsen Harold F. Herron	16,245,419 16,245,282	461,782 461,919
Allen S. Winters Michael T. Anderson	16,245,392 16,244,842	461,809 462,359

The directors now are Keith G. Larsen, Mark J. Larsen, Harold F. Herron, Allen S. Winters, H. Russell Fraser, Michael T. Anderson and Michael Feinstein.

(f)                 Ratification of audit firm:

	Votes For	Votes Against	Abstain
Appoint Moss Adams LLP for 2007	16,364,836	303,246	39,091

Section 8.   Other Events.

Item 8.01.  Other Events.

-	Credit Facility for Sutter Gold Mining Inc.

On June 20, 2007, U.S. Energy Corp. and Crested Corp., acting pursuant to the USECC Joint Venture Agreement between the two corporations, signed a Line of Credit and Loan Agreement (the “agreement”) with Sutter Gold Mining Inc. (“Sutter”), by which the Joint Venture has agreed to loan up to $1 million to Sutter for Sutter’s working capital requirements.  Loans under the agreement all will be due on or before June 20, 2009, with quarterly interest at an annual rate of 12%.  Loans under the agreement will be collateralized by interests in Sutter’s gold properties in California.

At any time, at the Joint Venture’s sole election, all principal outstanding (but not interest, which must be paid quarterly in cash) may be converted to common stock of Sutter at a 10% discount to the 10 day volume weighted average price before payment, subject to approval by the TSX-V (where Sutter’s stock is traded).  Prepayment without penalty is allowed.

Terms of the Line of Credit and Loan Agreement were negotiated and approved by the independent directors of Sutter and USE.

-	Amendment to Bylaws

On June 22, 2007, the board of directors of USE approved an amendment to the bylaws conforming (in section 5 of article II) the period of time for sending of notice of meetings of shareholders, to the time allowed by Wyoming law.

Section 9.  Financial Statements and Exhibits

Financial Statements: None

Exhibits:	3.2	Bylaws (as amended through June 22, 2007).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. ENERGY CORP.

Dated: June 27, 2007	By:	/s/ Keith G. Larsen
Chief Executive Officer